Separation Agreement and Release of Claims

      This Agreement is entered into between Dale E. Stahl ("Mr. Stahl") and Inland Paperboard and Packaging, Inc. (together with its parent and affiliated entities, the "Company"). In consideration of their mutual promises set forth below, the parties agree to the following terms:

1.   Separation  Date.   The  parties  agree  that  Mr.   Stahl's
     employment with the Company will terminate effective with the close of business on August 31, 2003 (the "Separation Date"). Between the time he receives this Agreement and the Separation Date, Mr. Stahl shall continue to receive his full regular salary and benefits. During that time Mr. Stahl will assist the Company in the transition of management duties and responsibilities and perform such other responsibilities as may be requested by Company. On or before the Separation Date, Mr. Stahl shall return to the Company all property of any nature belonging to the Company except for the equipment described in Section 3.e hereof.

2.   Certification   of   Voluntary   Agreement.     Mr.    Stahl
     acknowledges and agrees: (a) that his decision to sign this Agreement is completely voluntary and not coerced; (b) that he is not required to sign this Agreement, and that no one has pressured him to do so; and (c) that he has consulted with attorneys or other advisors about his decision to sign this Agreement to the extent he wished to do so.

3. Enhanced Severance Pay and Benefits. In lieu of any right to severance pay under normal Company policy, Mr. Stahl will receive the following pay and benefits that are beyond anything required under normal policy:

     a. Lump Sum Severance Payment. Mr. Stahl will receive a lump sum severance payment in the gross amount of four hundred twenty-five thousand dollars ($425,000.00), which is equal to twelve months of his regular base salary, less normal tax withholdings.

     b. COBRA Payment. Mr. Stahl will receive an additional lump sum payment in the gross amount that will produce a net after tax payment of twelve thousand eight hundred ninety-one dollars and seventy-two cents ($12,891.72), which represents the estimated premiums at the current charge to continue his group family medical and dental coverage at existing levels under the federal law known as "COBRA" for one year. However, it will be Mr. Stahl's sole responsibility to apply for any COBRA continuation benefits for himself and/or his family and to make the required contributions on a timely basis.

     c.   Retirement.  Mr. Stahl will be credited with benefits under the Company's nonqualified supplemental executive retirement plans (the "SERP") which provide a total combined retirement benefit under all qualified defined benefit retirement plans maintained or contributed to by the Company (including the plans maintained or contributed to by Gaylord Container Corporation and Inland Paperboard and Packaging, Inc.) and under the SERP (together, the "Retirement Plans") equal to a monthly single life annuity benefit of eleven thousand dollars ($11,000) assuming Mr. Stahl retires August 31, 2003 (the "Retirement Benefit"). The Retirement Benefit will be paid for the life of Mr. Stahl; provided, however, that he may extend such payment beyond his life by choosing one of the alternate payment forms available under the Retirement Plans with the applicable adjustments provided under the Retirement Plans for such extended payment
          schedule.   If Mr. Stahl chooses to begin drawing his benefit on
          a date later than September 1, 2003, the Retirement Benefit will be actuarially adjusted to reflect the postponed commencement of the Retirement Benefit using the applicable adjustments provided under the Retirement Plans.

     d. Stock Plans. Mr. Stahl's Temple-Inland Inc. stock options, including any vested options, are hereby forfeited in their entirety and Mr. Stahl shall have no further rights under the Temple-Inland Inc. stock option plans or any stock option agreements. Mr. Stahl's eight thousand five hundred (8,500) shares of Temple-Inland Inc. restricted stock will vest in full on the Separation Date. Mr. Stahl shall have the right at his election to receive such shares in kind, or to receive their fair market value in cash on the Separation Date, in either case less normal tax withholdings. The fair market value shall be determined by averaging the highest sale price per share and the lowest sale price per share for Temple-Inland Inc. common stock on the New York Stock Exchange on the Separation Date.

     e. Computer and Blackberry. Mr. Stahl shall have the right to keep the Company personal computer and Blackberry handheld wireless communication device ("Blackberry") he is currently using; provided, however, that prior to the Separation Date he will transfer to the Company all Company data and files stored on such personal computer, the Blackberry, or in any other form and further provided that after the Separation Date Mr. Stahl shall be solely responsible for paying any access, telephone, or usage fees for such devices.

     Mr. Stahl will receive the payments described in (a) and (b) above within seven (7) business days of the date he returns this Agreement signed by him to Richard Warner, or on the Separation Date, whichever comes later. Mr. Stahl will receive the shares or the cash described in item (d) above within seven (7) days of notifying the Company of his choice of payment form. If the Company has not received instructions from Mr. Stahl by September 30, 2003, the Company shall withhold shares to pay the tax withholdings and send the balance of the shares in kind to Mr. Stahl within seven (7) days after September 30, 2003.

4.   Mr.   Stahl's  Release  of  Claims.   In  exchange  for  the
     additional pay and benefits described above, Mr. Stahl hereby waives and releases all claims (known and unknown) which he has or might have against the Company, its officers, directors, employees, agents, and parent or affiliate companies, arising out of his employment with the Company or its termination. This waiver and release of claims is full and complete, and includes without limitation: (a) any claims of employment discrimination, harassment, or wrongful termination arising under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, or similar state or local employment discrimination laws; (b) claims for breach of contract, whether express or implied; (c) claims alleging tort or other wrongful conduct under common law; and (d) claims for additional compensation in any form, including salary, bonus or incentive compensation, sick leave benefits, vacation benefits, compensatory time, severance pay, or otherwise.

     Mr. Stahl understands that he is releasing claims he may not know about. This is his knowing and voluntary intent, even though he recognizes that some day he might learn that facts he currently believes to be true are untrue, and even though he might then regret having signed this Agreement. Nevertheless, he is assuming that risk and agrees that this release shall remain effective in all respects in any such case.

     Notwithstanding the general terms of this release of claims, it is agreed that the scope of this release does not waive any of Mr. Stahl's rights as a terminating employee to: (1) convert any health or welfare benefits under an employee benefit plan to the extent the plan allows conversion; or
     (2) maintain his group health coverage in force as provided by COBRA (if he so elects).

5.   The  Company's Release of Claims.  The Company hereby waives and releases all claims (known and unknown) that it has or might have against Mr. Stahl arising out of his employment with the
     Company or its termination.   The Company further agrees  to
     indemnify Mr. Stahl for claims made against him in his capacity as an officer, director, or employee of the Company to the fullest extent permitted by the Company's charter and bylaws and the laws of the applicable jurisdiction and to the same extent Mr. Stahl would be indemnified if he were still a senior executive officer of the Company; it being the intention of the Company that Mr. Stahl receive no less indemnification at the time(s) of any such claims than its then current senior executive officers would receive at such time(s).

6.   OWBPA  Disclosure.   With specific reference  to  compliance
     with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. 626(f)), the Company advises Mr. Stahl that: (a) this Agreement contains a release of claims under the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq.; (b) he should consult with an attorney with respect to the matters contained in this Agreement; (c) he has been given a period of at least twenty-one (21) days from his receipt of this Agreement to decide whether to accept this offer, and may accept this offer at any point during that time; and (d) he may revoke this Agreement any time during a period of up to seven (7) days from the date he tenders this signed Agreement to the Company. Once this 7-day revocation period has expired, the release shall be final and irrevocable.

7. Resignation as Officer. Mr. Stahl resigns his position as President and Chief Executive Officer of Inland Paperboard and Packaging, Inc. and any positions he holds with its affiliates effective July 25, 2003.

8. No Admission of Fault. Nothing in this Agreement implies, or is intended to imply, that the Company has acted improperly or violated any laws related to Mr. Stahl's employment. The parties stipulate that the Company is entering into this Agreement in order to avoid the costs and uncertainties of any potential claims that Mr. Stahl may now or later believe to exist.

9. No Disparagement. Mr. Stahl shall not in any way disparage the Company, its operations, management, products, customers, or employees. The Company shall not in any way disparage Mr. Stahl. With respect to both parties, this includes, without limitation, verbal or written statements to third parties, public statements in speeches or writings, and communications with the Company's customers or competitors. These representations by Mr. Stahl and the Company are a material inducement to each other to enter into this Agreement and to pay or accept the separation and benefits described above.

10. Confidential Information. Mr. Stahl promises not to disclose any confidential information or trade secrets about the Company, its services, or its customers that he learned while employed by the Company, without prior specific approval from the Company.

11.  No   Future  Employment.   The  separation  of  Mr.  Stahl's
     employment with the Company is intended to be permanent, and he agrees not to apply for or otherwise seek employment with the Company, or its parent, subsidiaries, affiliates, successors or assigns.

12.  Complete  Agreement.   This Agreement contains  all  of  the
     terms, promises, representations, and understandings made between
     the  parties.   Mr. Stahl agrees that no threats,  promises,
     representations, or other inducements have been made to him which caused him to sign this Agreement, other than the representations expressly set out in this Agreement.

13.  Other  Terms.   The terms and conditions of  this  Agreement
     shall be maintained in confidence by both parties, except to the extent disclosure is required by law. This Agreement shall be interpreted under the laws of the United States and the State of
     Indiana.   Any  dispute  arising  out  of  the  application,
     interpretation, or enforcement of this Agreement, and any dispute involving a claim purportedly released herein, shall be submitted under the Company's RESOLVE program applicable to employment
     disputes.   This Agreement shall be binding on each  party's
     successors and assigns.


                                   INLAND PAPERBOARD AND
                                   PACKAGING, INC.



/s/  Dale E. Stahl                 BY:/s/Kenneth M. Jastrow, II
----------------------                -------------------------------
     Dale E. Stahl                 Kenneth M. Jastrow, II
                                   TITLE: Chairman

DATED:  August 15, 2003            DATED: August 13, 2003




















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